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                                                                   Exhibit 10.15

                                                               November 15, 1999

Robert (Dan) L. Daniels
27725 Torija
Mission Viejo, CA 92691


Dear Dan:

We are very pleased to confirm our offer to you of employment with VillageFax.com, Inc. (the "Company") as Vice President of Operations. Your effective date of hire will be December 1, 1999.

The terms of the offer are as follows:

1. Your base salary will be $90,000 per year payable as earned on a semi-monthly basis. Your salary will be paid 50 percent in stock at $2.50 per share and 50 percent in cash until the Company completes a round of capital formation that exceeds 2 million dollars.

2.   Your primary work place is the Companies corporate headquarters in Tustin.

3. The Company will reimburse you for business expenses consistent with our business expense policies.

4. As an employee of the Company, your contribution to the business will be additionally rewarded through stock options. The Company will grant incentive stock options for 260,000 shares of Common Stock. The current fair market value of the stock is $2.50. The stock will be vested over 5 years and governed by the companies Stock Option Plan. The granting of these shares will require the approval of the board of directors.

5. You will receive three weeks paid vacation annually. Vacation time is accrued per pay period.

6. You will be afforded the opportunity to enroll in the Companies medical benefits plan.

7.   Your performance will be subject to review semi-annually.

8. As an employee of the company, you will have access to certain Company confidential information and you may, during the course of your employment, develop certain inventions or obtain information, which will be the property of the Company. To protect the interest of the Company, as a condition of employment you will be required to execute the Company's Non-Disclosure Agreement. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to your former employers.

9. This offer of employment is made to you in confidence, and therefore its terms must not be disclosed to anyone outside your immediate family.

10. Your employment with the company is terminable at will, which means that you will be free to terminate your employment with the Company at any time for any or no reason, with our without
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     notice. Similarly, the Company may terminate your employment at any time for any or no reason, with our without notice. By accepting this offer of employment, you will be agreeing that your employment is terminable at will, and acknowledge that no one has the authority to promise you, either orally or in writing, anything to the contrary.

     As per your request, if during your tenure the control of the Company changes through a merger or acquisition and if as a result, your employment is terminated, the Company will provide you a severance package. The package consists of six months of your base salary. The six salary payments will be made during the first six consecutive months after your termination.

11. The terms of this letter constitute the entire agreement between us regarding your employment with the Company and shall supersede any other agreements made prior to or on the date of this letter.

12.  This offer, if not accepted, will expire on November 20, 1999.

The Company requires all new employees to provide information verifying their authorization to work in the United States, which is a condition of employment.

As the Company evolves, there may be opportunities or changes in your responsibilities, compensation, title and reporting relationships.

The Company is an equal opportunity employer and does not discriminate based on age, color, disability, national origin, race, medical condition, marital status, religion or sex.

We are pleased to extend this offer to you. Please sign and return this letter to me at your earliest convenience. Dan, we look forward to you joining the Company and we are most confident that your abilities will contribute to our mutual success. If you have any questions, please feel free to contact me.

Sincerely,



Mason Conner
President and CEO


Acknowledged, Accepted and Agreed:


Robert L. Daniels:     /s/ Robert L. Daniels             Date:    17 Nov 99
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